EXHIBIT 99.1

May 12, 2004

Sent Via Fax - 301-556-0487

Mr. Abdabdel-Hady

Analyst

Institutional Shareholder Services

Re:  CenterPoint Properties Trust

Mr. Abdabdel-Hady:

Please accept this letter as: 1) clarification regarding the independence of Mr. Martin Barber, our Co-Chairman; and 2) a request that ISS reconsider its position as to the Company’s pending proposal to amend its Declaration of Trust to increase the number of authorized shares.

Independence of Martin Barber.  The CenterPoint proxy states that Mr. Barber “formed” the Company along with Mr. Gates, our CEO, in 1984.  You have told me that you understood this to mean that Mr. Barber was a “founder” of our Company and that he must therefore be categorized as an “affiliated outside director.”   ISS has issued a “withhold” recommendation on Mr. Barber’s candidacy for trustee this year based on this supposed status as a founder.  You have further issued a “withhold” recommendation on the Company’s other affiliated directors solely on the basis of Mr. Barber’s status.

Mr. Barber has been the Chairman of the Board of Trustees of CenterPoint since its IPO in 1993, and Chairman of the Board of CenterPoint’s predecessor company since its founding in 1984.  The Company has found Mr. Barber to be an independent trustee, and he qualifies as an independent trustee under the NYSE and SEC guidelines.  Mr. Barber has never been an officer of CenterPoint or its predecessor.  His role in “forming” the company was as the original non-executive Chairman of the Board, not as a member of management.  It would be illogical to impugn the independence of a trustee simply for having served as a trustee, and I am sure you did not intend for this to be the case.

As stated in the proxy, Mr. Barber is currently the CEO of Capital & Regional plc (“Capital & Regional”), a company publicly traded in Britain.  Capital & Regional was an owner of CenterPoint’s predecessor, but has not owned any shares whatsoever in CenterPoint for years.  Mr. Barber did not own any assets contributed to CenterPoint and has not receive shares of CenterPoint in exchange for any personal contribution in “founding” the Company.  Mr. Barber has only ever received shares of the Company in exchange for his service as a trustee.

You told me this week that if I filed Form 8K outlining the facts above, that ISS would change its categorization of Mr. Barber to unaffiliated and recommend a vote for his candidacy and that of the remaining directors.  I will do so by filing this letter, but please note that I went through these issues fully with ISS last year after Mr. Barber was initially considered “affiliated” by ISS at that time.  Your firm agreed that the facts warranted Mr. Barber’s being categorized as unaffiliated.  Please also note that because of your initial mis-categorization last year, I called ISS prior to issuing our proxy this year and specifically confirmed that ISS would not change its position on Mr. Barber’s independence unless there were some change in facts.  There has not been, and I respectfully ask that you change your “withhold” recommendations as to our directors.

Increase in Authorized Shares. The Company has requested that its shareholders approve an amendment to its Declaration of Trust increasing the authorized shares of the Company from 50,000,000 to 120,000,000.  Under Maryland law, passage of this proposal will require a super-majority of 2/3 of the Company’s outstanding shares.

ISS has recommended a vote against the increase in authorized shares because “the requested increase of 70,000,000 shares, is above the allowable threshold of 65,000,000 shares.”  The basis for this “allowable threshold” is a “case by case” analysis which was not provided to the Company and which the Company did not have at its disposal at the time of recommending the increase.  The Company plans on using the increased share authorization for legitimate business purposes, namely a stock split.  The increase in the authorization beyond those strictly needed provides the Company further capital flexibility and would allow one additional stock split should the Company decide to do one.  Considering your case by case analysis would have allowed an increase nearly to that recommended by the Company, CenterPoint requests that you change your recommendation to a FOR vote.

CenterPoint prides itself on having had an active and independent board since its founding.  Prior to your recent switch on Mr. Barber, ISS gave CenterPoint a governance ranking of 96% compared to our industry peers.  I hope that this letter provides the information you need to return Mr. Barber to “unaffiliated” status and to recommend a FOR vote on the Company’s increase in authorized shares.

Sincerely,

Daniel J. Hemmer

Vice President and Associate General Counsel